DISTRIBUTION AND SERVICES AGREEMENT

                                   SCHEDULE A


SERIES                                      DATE MADE PARTY TO AGREEMENT
------                                      ----------------------------
Neuberger & Berman Focus Assets                  February 12, 1996
Neuberger & Berman Guardian Assets               February 12, 1996
Neuberger & Berman Manhattan Assets              February 12, 1996
Neuberger & Berman Partners Assets               February 12, 1996